Exhibit 99.1

Silexion Therapeutics Announces Groundbreaking Preclinical Results: SIL204 Shows
Strong Efficacy in Pancreatic, Colorectal, and Lung Cancers

Silexion’s Revolutionary RNAi approach demonstrates powerful anti-tumor activity across three major
KRAS-driven cancer types; Inhibition rate of ~90% observed in GP2D human colorectal cancer cells;
Company to conduct additional preclinical study focused on lung cancer cell lines

GRAND CAYMAN, Cayman Islands, May 29, 2025 - Silexion Therapeutics Corp. (NASDAQ: SLXN) ("Silexion" or the "Company"), a clinical-stage biotechnology company pioneering RNA interference (RNAi) therapies for KRAS-driven cancers, today announced compelling preclinical data demonstrating the efficacy of its next-generation RNAi therapeutic candidate, SIL204, against human pancreatic, colorectal and lung (NSCLC) cancer cell lines. These results significantly expand SIL204's therapeutic potential beyond pancreatic cancer, allowing it to potentially address major KRAS-driven cancers with substantial unmet medical needs.

Following the Company's recent announcement of completion of preclinical studies, a comprehensive analysis of the data has revealed that SIL204 effectively inhibited the proliferation and metabolic activity of human cancer cell lines harboring KRAS G12D mutations across multiple cancer types, resulting in the following obvervations:

•
The data reveals SIL204 successfully inhibited the proliferation and metabolic activity of human cancer cell lines harboring a specific KRAS mutation (G12D): GP2D (colorectal), A427 (lung) and Panc-1 (pancreatic), in a statistically significant manner.

•	The significant inhibition was observed in a dose-dependent manner down to nanomolar concentrations.

•
As observed in the left hand graph below (figure 1), a dose-dependent reduction in cell viability was noted in GP2D colorectal cancer cells, even in the absence of external additives, due to the lipid end of SIL204.

•	Notably, as can be seen in the right hand graph below (figure 2), the Company observed an inhibition rate of approximately 90% in the presence of SIL204 in GP2D colorectal cancer cells.

The Company plans to conduct an additional study focused on the inhibition effects of SIL204 on lung (NSCLC) cancer cell lines (A427) in the coming weeks to uncover further data.

"These results represent a significant expansion of SIL204's potential therapeutic applications and provide further validation to our RNAi approach of targeting KRAS mutations across multiple cancer types," said Ilan Hadar, Chairman and CEO of Silexion Therapeutics. "The data demonstrates SIL204's enhanced delivery system enables potent activity at extremely low doses across a range of KRAS-driven solid tumors – colorectal, lung, and pancreatic cancers. With these promising results, we have the potential to expand our development focus beyond pancreatic cancer to include these additional high-need indications."

SIL204 was designed to further enhance the uptake and intracellular concentration of the small interfering RNA (siRNA) product by incorporating a lipid-conjugated delivery system. The inhibiting effect of SIL204 on tumor proliferation was observed across multiple human tumor cell lines in a dose-dependent manner. These findings strengthen the clinical potential of SIL204 as a potential therapy for these difficult-to-treat, KRAS-driven solid tumor cancers. "The data clearly demonstrates SIL204's impact not just on pancreatic cancer, but also for colorectal and lung cancers, highlighting SIL204’s potential as a pan-KRAS therapy," remarked Mitchell Shirvan, Ph.D., Chief Scientific Officer of Silexion. "By silencing KRAS at the RNA level, SIL204 addresses the fundamental genetic driver of these aggressive cancers, potentially overcoming resistance mechanisms that limit conventional approaches. The consistency of results across multiple cancer types suggests broad therapeutic potential for our technology platform."

KRAS mutations are among the most common oncogenic drivers in human cancers, occurring in roughly 90% of pancreatic cancers, about 45% of colorectal cancers, and around 35% of non-squamous non-small-cell lung cancers. Together, these three indications underpin global treatment markets already worth well over US $30 billion a year1, yet most KRAS variants remain difficult to drug with small-molecule or antibody approaches - underscoring the potential significance of Silexion's RNAi-based strategy.

About Silexion Therapeutics
Silexion Therapeutics is a pioneering clinical-stage, oncology-focused biotechnology company developing innovative RNA interference (RNAi) therapies to treat solid tumors driven by KRAS mutations, the most common oncogenic driver in human cancers. The Company’s first-generation product, LODER™, has shown promising results in a Phase 2 trial for non-resectable pancreatic cancer. Silexion is also advancing its next-generation siRNA candidate, SIL204, designed to target a broader range of KRAS mutations and showing significant potential in preclinical studies. The Company remains committed to pushing the boundaries of therapeutic innovation in oncology, with a focus on improving outcomes for patients with difficult-to-treat cancers. For more information please visit: https://silexion.com

1 (i) Pancratic Cancer Treatment Mark; (ii) Colorectal Cancer Therapeutics Market; (iii) NSCLC Lunc Cancer Therapeutics Market

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding Silexion's business strategy, ongoing preclinical studies evaluating SIL204 in colorectal and lung cancer applications, potential expansion of development strategy,  and the therapeutic potential of SIL204 across multiple cancer types, are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them, or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied by those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion's ability to successfully complete preclinical studies and initiate clinical trials; (ii) Silexion's strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion's future capital requirements and sources and uses of cash, including its ability to obtain additional capital; (vi) Silexion’s ability to maintain its Nasdaq listing; and (vii) other risks and uncertainties set forth in the documents filed or to be filed with the SEC by the Company, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 18, 2025. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact
Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Capital Markets & IR Contact
Arx Capital Markets
North American Equities Desk
silexion@arxadvisory.com